Republic of the Philippines

€500 million 6.25% Global Bonds due 2016

Final Term Sheet

Issuer	Republic of the Philippines
Issue currency	EURO
Issue size	500 million
Maturity date	15 March 2016
Settlement date	11 January 2006
Reference benchmark	10 year 3.5% Bunds due January 2016
Benchmark yield	3.279%
Re-offer spread over benchmark	309.6 bps
Re-offer yield	6.375% annual
Coupon	6.250 % annual
Re-offer price	99.112%
Denominations	€50k/1k
Day count	Actual/Actual
Joint Bookrunners	Citigroup, Credit Suisse First Boston, Deutsche Bank, UBS

The issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the Securities and Exchange Commission for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the Web site of the Securities and Exchange Commission at www.sec.gov. Alternatively, an underwriter or dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-503-4611.